UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2021
Date of Report (Date of earliest event reported)

BODY AND MIND INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55940	98-1319227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 – 1095 West Pender Street Vancouver, BC, Canada	V6E 2M6
(Address of principal executive offices)	(Zip Code)

(800) 361-6312
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On September 21, 2021, Body and Mind Inc. (the “Company” or “BaM”) issued a news release to report plans to enter the Michigan market with fully funded dispensary, cultivation and production facilities. BaM, through wholly owned subsidiaries, has leveraged its expertise of navigating licensing and approval processes gained with other state and local authorities, adding Michigan to its growing list of license successes.

Michigan is a lucrative cannabis market. In 2020, Michigan cannabis retail stores sold US$985 million of cannabis products with roughly one of five Michigan residents using cannabis.* Cannabis sales in Michigan for the month of August 2021 alone totaled over US$40 million for Medical cannabis and over US$125 Million for Adult-Use sales.**

“The billion-dollar Michigan market continues to break sales records on a consistent basis, and the decision to duplicate our successful vertically integrated model in such a thriving cannabis market was an easy one to make,” said Michael Mills, CEO of Body and Mind. “Our team has been successful with securing locations for each facility and our license team has finalized local and state preapproval licenses for the dispensary, cultivation and production operations. We are fully funded for development and our strategy is to replicate our past successes in building shareholder value through securing licenses and rapidly and efficiently advancing each operation to cash flow positive as fast as possible. We continue to assess numerous opportunities to bring the Body and Mind brand, award winning product line and vertical expertise to the Michigan market and beyond.”

Cultivation and Production Facilities

The Company has leased a commercial building in Manistee, MI with the intent of developing a cultivation facility with 50,000 square feet of canopy as well as a production facility. Architectural plans are complete for phase one which is planned for 20,000 square feet of canopy, 5,000 square feet of processing and 5,000 square feet of multi-use and office space. The second phase of development is planned for 30,000 square feet of canopy.

“Body and Mind has years of cultivation experience and strong genetics that we believe will be well received by the Michigan market. In addition, our cultivation team continues to develop new genetics that complement our award-winning flower and concentrates that we plan to introduce to the Michigan market,” stated Trip Hoffman, COO of Body and Mind. “The building was selected in a location to optimize lease and operating costs, with access to ample power, allowing our development team to move quickly through the construction process. The wholly owned subsidiaries have received state pre-approval licenses for cultivation and production, and the Company intends to commence construction in the coming weeks.”

Dispensary

Body and Mind, through a wholly owned Michigan subsidiary, has received local and state licensing for its first Michigan dispensary, located in Muskegon. This is a social equity license granted in a limited license jurisdiction. Architect plans are complete, the Company has received its building permit, and construction has started on the leased building. Body and Mind’s dispensary is on a main thoroughfare street with exceptional parking.

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“Body and Mind excels at building community, and we are highly confident that we can partner with the City of Muskegon to utilize its social equity program to build awareness and financial assistance to the disproportionately affected minority community and individuals,” said Trip Hoffman, COO of Body and Mind.

In consideration for leases and rent abatement during development and construction, the Company has committed to issue shares based on milestone achievements for each project. A total of up to US$150,000 worth of shares will be issued in relation to the Muskegon dispensary with shares issued based on licensing milestones, of which the Company will be issuing 238,929 common shares at a deemed price of $0.3938 per share (US$75,000 worth of shares) based on the terms of the lease agreement. A total of up to US$1,000,000 worth of shares will be issued in relation to the Manistee Cultivation and Production operations with shares issued based on licensing and operational milestones, of which the Company will be issuing 1,304,601 common shares at a deemed price of $0.3912 per share (US$400,000 worth of shares) based on the terms of the lease agreements. The common shares being issued to the landlords will contain the required hold period under Canadian securities laws and contain the required restrictive legend under U.S. securities laws.

The Company is pleased to announce it intends to engage Stonegate Partners for a three-month term for US$ 5,000 per month commencing October 1, 2021 and ending December 31, 2021. Stonegate partners will provide social media, client outreach and strategy for the Company.

*statistics from Michigan Cannabis Marker Growth and Size by Anderson Economic Group commissioned by the Michigan Cannabis Manufacturers Association

**Michigan Marijuana Regulatory Agency Monthly Report August 1, 2021 – August 31, 2021.

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	News Release dated September 21, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY AND MIND INC.
	By:	/s/ Michael Mills
DATE: September 21, 2021		Michael Mills President, CEO and Director

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